NAVIOS MARITIME ACQUISITION CORPORATION

CODE OF CORPORATE CONDUCT AND ETHICS

Navios is determined to operate pursuant to applicable laws and maintain the highest reputation for integrity in its business practices. As a Navios employee or director, you are expected to conduct your business affairs in an ethical and legal manner, consistent with your duties and responsibilities to Navios.

This Code of Corporate Conduct and Ethics (“Code”) is intended to provide you with a clear understanding of the principles of business conduct and ethics that are expected to promote high standards of compliance and integrity. This Code is applicable to all Company employees, officers and directors, including non-employee directors. While this Code cannot possibly guide every practice related to ethical behavior, it includes certain specific concepts and practices regarding business conduct that deserve particular emphasis.

Violation of this Code may subject you to disciplinary action, up to and including suspension and/or termination of employment.

Compliance with Applicable Laws

The Company expects you to comply with all of the laws, rules and regulations of the Republic of the Marshall Islands, Greece, the United States and other countries, and the states, counties, cities and other jurisdictions applicable to the Company or its business. Violations of laws can damage the Company’s reputation and subject it to liability and may subject you to personal liability. The Company expects you to gain a basic awareness of the legal and regulatory requirements applicable to your duties and responsibilities and to obtain an appropriate level of guidance when doubts or uncertainties arise.

Conflicts of Interests

You should avoid any direct or indirect, financial or non-financial relationships, including investments, associations or other relationships that would conflict, or appear to conflict, with your responsibility to make objective decisions in Navios’ best interest. Upon employment, you may be required to complete and sign a Conflict of Interest statement.

Also, to avoid potential Conflicts of Interests, The Audit Committee of the Board of Directors will review and approve, in advance, all related-party transactions as required by the Securities and Exchange Commission (“SEC”), the rules of the New York Stock Exchange or any other applicable regulatory body.

Confidentiality, Non-Compete & Non-Solicitation

During your course of employment with Navios, you may receive, become aware of and/or be involved in the development of information including but not limited to trade secrets, practices, financial matters, sales information, customers and potential customers, employee personal matters, policies, procedures, manuals and forms relating to Navios’ business. You must hold this information in the strictest confidence. You are responsible for assuring the security of Company confidential and proprietary material in your possession. The Company may request a search of personal property at the work site or locked Company property assigned to an individual for safety, security and/or illegal activity concerns. Upon employment, employees may be required to sign an agreement with confidentiality, non-compete and non-solicitation covenants that specify obligations that extend for a certain period following the termination of the employment relationship.

Financial Information & Record Keeping

No receipts, payments or transfers of Company funds or assets shall be made which is not authorized and properly accounted for on the Company’s books. All the Company’s books and financial records must fully reflect all receipts and expenditures and its financial statements filed with the SEC must conform to generally accepted accounting principles and SEC rules and regulations. Employees who collect, provide or analyze information for or otherwise contribute to the preparation of these reports should attempt to ensure our reports and disclosures are complete, fair, accurate, timely and understandable. All employees must cooperate fully with our accounting department, internal auditors, independent accountants and legal advisors to ensure that the Company’s system for developing such reports and disclosures functions properly. No undisclosed or unrecorded funds of the Company should be established for any purpose. No undisclosed liabilities or contingencies may exist, except when specifically permitted by generally accepted accounting principles. Attempts to create false or misleading records are forbidden.

Acceptance of Payments

No employee should directly or indirectly seek or accept any payments, fees, services or other gratuities outside the normal course of business duties from any person, Company or organization. Gifts of cash or cash equivalents (checks, gift certificates, etc.) or other assets of any amount are strictly prohibited. The receipt of sales promotion items of nominal value, occasional meals and reasonable entertainment appropriate to a business relationship are generally acceptable.

Business Entertainment and Gifts

It is Company policy that all solicitation of or dealings with suppliers, customers and others doing or seeking to do business with the Company will be conducted solely on the basis that reflects both the Company’s best business interests and its high ethical standards. The providing of common courtesies, entertainment and occasional meals to individuals involved with aspects of Navios’ business in a manner appropriate to the business relationship and associated with business discussions is permitted, provided expenses incurred are reasonable, customary and authorized.

No employee shall authorize any payment or use of any funds for a bribe, “kickback” or similar payment which is directly or indirectly for the benefit of any individual, Company or organization which is designed to secure favored treatment for Navios.

Payments or gifts shall not be made directly or indirectly to any government official if such payment or gift is illegal under the laws of the applicable jurisdiction. Under no circumstances should gifts be given to employees of the Greek, the Marshall Islands or the United States government.

Community, Political Activities & Media Relations

Personal community and political activities are permitted provided they are conducted in a legal manner and do not interfere with the employee’s responsibilities to Navios. Employees may not represent Navios in the participation of personal community and political activities or provide Company information to any media source (e.g. television, radio, newspaper) unless approved by the CEO.

Fair Dealing

Navios endeavors to deal honestly and ethically with its employees, suppliers, customers, auditors and regulators. Employees must not take unfair advantage of others through the use of statements that are untrue, misleading or fraudulent; unauthorized use of assets or privileged information or similar practices.

Employees may not misrepresent the Company’s services or business or describe the Company’s services or business other than in accordance with the Company’s documented specifications. Employees may not spread false rumors about competitors or make misrepresentations about their products, services or business.

Corporate Opportunities

Employees must not take for themselves corporate opportunities that are discovered through their use of Company position, property or information without first offering such opportunities to the Company. In addition, employees are prohibited from using Company position, property or information for their own gain and competing with the Company.

Protection of Assets

Employees should seek to protect Company assets and assets entrusted to it by others against misappropriation, theft, carelessness and waste. Employees must use Company assets, including supplies, computer equipment and office facilities, solely for legitimate business purposes.

Selective Disclosure and Insider Trading

As a result of their employment with the Company, employees may come into possession of material non-public information about the Company or other companies, including our suppliers and customers. Employees are prohibited by law and by Company policy from trading in securities on the basis of such information and from communicating such information to others who might trade on the basis of that information. The Company’s Insider Trading Policy sets forth in greater detail the obligations of employees concerning Company non-public information and trading in the Company’s stock.

Document Retention

A number of laws expressly require that certain documents be retained for specified periods of time, including the tax codes, environmental laws, employment laws, criminal statutes that punish obstruction and industry-specific laws and regulations. In addition, certain documents relevant to potential disputes should be retained for certain periods.

Employees may not destroy documents essential to the ongoing, legal and effective functioning of the Company such as contracts, transactional documents, personnel files, financial information and official correspondence outside of established Company policies. In addition, employees may not destroy documents relevant to or discoverable in pending or potential litigation and other legal and official proceedings.

Administration of The Code of Corporate Conduct and Ethics

Questions

If you have any questions concerning this Code, please feel free to consult with your supervisor or the Legal Department.

Obligation to Report Possible Violations

If you are aware of a possible violation of this Code, it is your responsibility to report it promptly. You may report it directly to the Legal Department, the CFO or the CEO or, in the case of violations concerning accounting or auditing matters, to the Audit Committee by mail or internal mail addressed to The Audit Committee, Navios Maritime Acquisition Corporation, 85 Akti Miaouli Street, Piraeus, Greece 185 38, or by e-mail to audit@navios.com. Such submissions may be made on a confidential and anonymous basis by mail to the Audit Committee as described above.

No Reprisals

If you have any questions regarding this code or need to report a violation of this code, you should contact the appropriate party as provided above, without fear of retaliation by the Company.

Employees may not be fired, demoted, reprimanded or otherwise harmed for the reporting of the suspected violation, issues or concerns.

Waivers

If a situation should arise where you believe that you should take a course of action that would likely result in a violation of the Code but for which you believe that there is a valid reason for such action, you should contact Legal Department to seek a waiver prior to the time such action is taken. The Legal Department will facilitate the review of waiver requests by the CEO. Waiver requests by an executive officer or director will be referred to the Board of Directors, and any such waivers, if granted, must be reported in the Company’s filings on Form 6-K or Form 20-F.

It is the Company’s intention only to grant waivers in limited and compelling circumstances.

Distribution and Amendment

This Code will be distributed to all employees upon employment and at least annually thereafter. Each employee must confirm that he or she has received and read the Code and has complied with its terms.

The Company may amend this Code from time to time for any reason. The most current version of this Code can be obtained from the Legal Department or from the Company’s website, www.navios.com.

References in this Code to employees are intended to cover officers and, as applicable, members of the Board of Directors.